NEWS RELEASE
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                                                  CONTACT:     Hugh Aiken
                                                               913 367 2121
                                                               NYSE: FDY

         Atchison Casting Subsidiary in France Files for Reorganization

         Atchison, Kansas, April 10, 2002 - Atchison Casting Corporation (NYSE:
"FDY") today announced that Fonderie d'Autun ("FDA"), a French corporation and wholly-owned subsidiary of Atchison Casting Corporation (the "Company"), has
filed a voluntary petition for reorganization with the local court in Chalons,
France. FDA intends to present a plan of continuing operations for approval by the court. The objective is to complete the foundry's conversion from a production facility for cast iron radiators to automotive and appliance castings, and to reduce losses generated by producing radiator castings.

         "FDA has entered two new markets, automotive castings and appliance castings, to replace its declining cast iron radiator volume", said Hugh Aiken,
CEO. "Production and shipment of the new products is growing, but start-up expenses, combined with losses on radiator castings, is causing FDA to operate at a loss. The Company's agreements with its lenders prohibit sending funds to
FDA. This reorganization is the only means currently available to finish the conversion to new products and to attempt to make FDA viable," Aiken added.

         For fiscal years 2000 and 2001, FDA recorded net sales of $17.7 million and $17.4 million, respectively, and net income (loss) of $230,000 and
($88,000), respectively. For the first half of fiscal 2001 and fiscal 2002, FDA recorded net losses of $190,000 and $1.6 million, respectively, on sales of $8.1 million and $8.3 million, respectively.

         If FDA continues operations at a reduced level under a plan of reorganization, certain employee severance expenses may result. If such expenses arise, there could be a charge in an amount between $1 million and $3 million.
These expenses would be paid by the French government, whom FDA would be obligated to repay. It is possible that such a charge could be partially offset by gains related to the extinguishment of certain liabilities. If FDA is not able to continue operations, charges for equipment leases and site cleanup could amount to between $4 million and $12 million. Should FDA not be able to meet the cleanup obligations, the French government might be able to make a claim against the prior owner. The Company guaranteed payment of certain contingent liabilities of up to 100 million French francs (currently US$13.3 million) when it purchased Autun, for the cost of environmental restoration, if any, in the event FDA were closed and a claim was successfully made against the prior owner.
These estimates are subject to change; the actual amounts, if any, might not be known for several years or more.

         "It is difficult to predict the effect on the Company of the reorganization petition filed by FDA," said Hugh Aiken, Chief Executive Officer of the Company. "Our objective is to complete the restructuring at FDA and make it a profitable foundry, subject to the availability of resources."

         ACC produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

         This press release contains forward-looking statements that involve risks and uncertainties. Such statements include the Company's expectations as to future performance and contingent obligations. Among the factors that could cause actual results to differ materially from the forward looking statements are the following: costs of closing foundries, the results of the reorganization of the Company's wholly-owned subsidiary Fonderie d'Autun, the amount of any claims made against Fonderie d'Autun's prior owner which are the subject of certain guarantees, business conditions and the state of the general economy in
Europe and the US, particularly the capital goods industry, the strength of the
U.S. dollar, British pound sterling and the Euro, interest rates, the Company's ability to renegotiate or refinance its lending arrangements, utility rates, the availability of labor, the successful conclusion of union contract negotiations, the results of any litigation arising out of the accident at Jahn Foundry, results of any litigation or regulatory proceedings arising from the accounting irregularities at the Pennsylvania Foundry Group, the competitive environment in the casting industry and changes in laws and regulations that govern the
Company's business, particularly environmental regulations.
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